Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on June 6, 2005 by and between Niku Corporation (the “Company”) and Michael Shahbazian (“Executive”) (together the “Parties”).

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, intending to be legally bound, the Parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of Chief Financial Officer (“CFO”). Executive shall perform such services as are consistent with Executive’s position as determined by the Company’s President and CEO (the “CEO”). Executive shall devote the whole of his professional time, attention and energies to the performance of his work responsibilities.

2. Term. This Agreement is for the one-year period (the “Term”) commencing on the date hereof and terminating on the first anniversary of such date, or upon the date of termination of employment pursuant to Section 8 of this Agreement.

3. Place of Performance. Except for required travel on the Company’s business, Executive’s principal place of employment shall be the Company’s headquarters located in San Mateo County, California.

4. Compensation.

(a) Base Salary. During the Term, Executive’s salary shall be at the annual rate of $225,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices. All applicable withholdings, including taxes, shall be deducted from such payments.

(b) Annual Bonus. During the Term, Executive will be eligible to receive an annual bonus in the amount that he received in fiscal 2005 based on the achievement of certain performance targets to be to set by the CEO at the beginning of each fiscal year.

(c) Stock Options. Executive’s current Company stock options shall be governed by the terms and conditions of the applicable Company stock option plan and/or stock option agreement. Executive may be granted additional options to purchase Company common stock, on such terms and conditions as may be determined by the Compensation Committee.

5. Business Expenses. During the Term, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal procedures, as may be amended from time to time.

6. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its employees, as may be amended from time to time.

7. Benefits. During the Term, Executive shall be eligible to participate fully in all health benefits, insurance programs, retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to employees of the Company generally, as may be amended from time to time.

8. Termination of Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive’s death;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii) the date on which Executive shall have engaged in conduct which constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause;

(iv) expiration of the Term following notice of termination;

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above; or

(vi) the date on which Executive gives the Company notice of termination for Good Reason (as defined below).

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for ninety (90) consecutive days during any twelve (12) month period. In such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician selected by the Company.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as reasonably determined by the CEO:

(i) Executive’s gross misconduct or gross neglect related to Executive’s duties, which is likely to materially and adversely affect the Company’s business or financial condition;

(ii) Executive’s indictment or conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony charge;

(iii) Executive’s repeated and material failure to comply with a lawful directive of the CEO after receiving written notification of such failure from the CEO and a reasonable opportunity to cure such failure; or

(iv) Executive’s commission of any fraud, material misappropriation, embezzlement or similar act in connection with Executive’s duties under this Agreement.

(d) For purposes of this Agreement, “Good Reason” shall be deemed to exist if:

(i) the Company (or its successors after a CIC (defined below)) materially reduces Executive’s duties or responsibilities, including, without limitation, (1) causing Executive to report to anyone other than the CEO of the Company or, (2) if the Company ceases to be publicly traded, the Executive is no longer CFO and/or is reporting to anyone other than the CEO of its ultimate parent company, (3) if following a CIC, the Company’s business becomes a division of another company or equity, Executive is no longer the highest officer in charge of finance for such division and/or is reporting to anyone other than the CEO of the acquiring company or entity, and in all such cases the material reduction in duties or responsibilities is not cured within ten (10) days after Executive provides written notice to the CEO; or

(ii) the Company (or an acquirer following a CIC) fails to comply with a material provision of the Agreement, other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company (or an acquirer following a CIC) within thirty (30) days of the Executive providing written notice to the CEO; or

(iii) The Executive’s principal place of employment is moved more than 25 miles from its location on the date of this Agreement.

9. Compensation in Event of Termination. Upon termination of the Term for any reason as described in Section 8 following a CIC (defined below), Executive shall be entitled to the following payments and arrangements, payable by the Company or the acquiring Person (as defined below) in the CIC.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(iii) or (iv) during or at the expiration of the Term, Executive shall be entitled to payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued but unused vacation and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefit plan and pursuant to Executive’s stock options. Following any such termination, Executive shall not be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any applicable Employee Benefit plan or pursuant to Executive’s stock options.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(i), (ii), (v) or (vi) during the Term, Executive, or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive, as his or its sole and exclusive remedy, (x) payment of any earned but unpaid Base Salary through the date of termination, as well as any accrued but unused vacation and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefit plan and pursuant to Executive’s stock options, (y) any bonus Executive could have realized had Executive’s employment not terminated, pro rated through the date of termination, and (z) a lump sum payment equal to twelve (12) months of Base Salary (the “Severance Payment”), provided that Executive, or his estate, conservator or designated beneficiary, executes a valid release of any and all claims that Executive may have, or have had, against the Company and its agents, including but not limited to its officers, directors and employees, in a form provided by the Company. In addition, if Executive timely elects to continue his group health insurance coverage pursuant to the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse Executive for his COBRA premiums for the period of one (1) year from the date of termination, paid in accordance with the Company’s normal reimbursement procedures and policies.

10. Change in Control. For purposes of this Agreement, a Change in Control (“CIC”) shall mean the first to occur of the following during the Term:

(a) For purposes of this Agreement, a Change in Control shall mean the first to occur of the following:

(i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation (1) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) continuing to be held by holders thereof immediately prior to such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iii) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which at least 50% of the combined voting power of the voting securities is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iv) For purposes of this Section 10(a), “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(b) Timing of CIC. Notwithstanding anything to the contrary set forth herein, a CIC announced prior to the termination of this Agreement with a designated Person or entity that closes or is consummated with such Person or entity within six (6) months after termination of the Agreement shall be deemed to have occurred and been consummated during the term of this Agreement if the other provisions of this Agreement are therein satisfied, unless the Agreement was terminated pursuant to Section 8(a)(iii).

11. Binding Agreement. This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him.

12. Confidentiality; Proprietary Information; Return of Company Property. Executive hereby acknowledges his continuing obligations under the terms of the Company’s Proprietary Information and Invention Assignment Agreement, a copy of which is attached as Exhibit A. Executive further agrees that following the termination of his employment for any reason, he shall promptly return all property of the Company, which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

13. Entire Agreement. This Agreement, together with the Proprietary Information and Invention Assignment Agreement and applicable Company stock option plans and/or stock option agreements, contain all the understandings between the Parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement or otherwise.

14. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

15. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Michael Shahbazian

1292 Estate Drive

Los Altos, CA 94024

To the Company at:

Niku Corporation

305 Main Street

Redwood City, CA 94063

Attention: General Counsel

Any notice delivered personally or by courier under this Section 15 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

16. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NIKU CORPORATION	EXECUTIVE

By:
Michael Shahbazian